EXHIBIT 10.1 December 2020 Andrew Cogan New York, NY Dear Andrew, It is my pleasure to inform you that you will be a participant in the 2021 Knoll, Inc. Incentive Compensation Program with a target incentive amount equal to $ ____________ (the “Target Amount”). In 2021 we need to continue to drive our digital investments supporting our clients wherever they may live or work and however they may choose to transact with Knoll and our constellation of design driven brands. With a vaccine on the horizon we also need to partner with our commercial clients as they prepare to return to work, helping them to envision what the new workplace will look like. As leaders in 2021 we must continue to focus on improving our profitability, gaining market share, targeting under- penetrated markets, and building our constellation of design driven brands. Your 2021 incentive payout will be based on your achievement of your individual goals and Knoll’s achievement of its 2021 EBITDA plan as follows: SHORT TERM INCENTIVE 2021 Management Incentive Target: $ _____________ -If Knoll achieves at least eighty percent (80%) of its 2021 EBITDA plan, you will qualify for a total target incentive payout of fifty percent (50%) of your Target. -If Knoll achieves at least ninety percent (90%) of its 2021 EBITDA plan, you will qualify for a total target incentive payout of ninety percent (90%) of your Target. -If Knoll achieves at least one hundred percent (100%) of its 2021 EBITDA plan, you will qualify for a total target incentive payout of one hundred twenty five percent (125%) of your Target. -If Knoll achieves at least one hundred twenty percent (120%) of its 2021 EBITDA plan, you will qualify for a total target incentive payout of one hundred twenty five percent (125%) of your Target. This award is subject to the approval of the Knoll, Inc. Board of Directors (or appropriate committee of the Knoll, Inc. Board of Directors), which may exercise discretion in adjusting your award up or down based on factors the Board of Directors (or appropriate committee of the Knoll, Inc. Board of Directors) deems appropriate, including Knoll’s performance relative to the industry, other macroeconomic factors and your individual performance but such award cannot exceed two hundred percent (200%) of the target amount in any event. You must be employed by Knoll on the date this award is distributed in order to receive this incentive. I have great confidence in your ability to contribute to our success in 2021 and look forward to the opportunity to present you with your award in early 2022. Thank you for all that you do for Knoll. Sincerely, ____________